SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO §240.13d-1(a)

AND AMENDMENTS THERETO FILED PURSUANT TO §240.13d-2(a)

(Amendment No. 13)

Fresh Del Monte Produce Inc.

(Name of Issuer)

Ordinary Shares, par value $0.01 per share

(Title of Class of Securities)

G36738105

(CUSIP Number)

Marlene Gordon

Senior Vice President, General Counsel and Secretary

Fresh Del Monte Produce Inc.

c/o Del Monte Fresh Produce Company

241 Sevilla Avenue

Coral Gables, Florida 33134

(305) 520-8400

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

November 7, 2018

(Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §240.13d-1(e), § 240.13d-1(f) or § 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. G36738105	13D	Page 2 of 59

1.	NAMES OF REPORTING PERSONS Mohammad Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 5,323,010(1) (See Item 5)
	8.	SHARED VOTING POWER 12,448,754(1) (See Item 5)
	9.	SOLE DISPOSITIVE POWER 5,323,010(1) (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0(1) (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,771,764(1) (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 36.8% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

(1)

Amounts exclude 20,000 Ordinary Shares over which Mahira Nabulsi Abu-Ghazaleh, this Reporting Person’s spouse, has shared voting power and sole dispositive power. The amount of Ordinary Shares over which this Reporting Person has shared voting power includes such 20,000 Ordinary Shares.

CUSIP NO. G36738105	13D	Page 3 of 59

1.	NAMES OF REPORTING PERSONS Amir Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 3,254,705 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 3,254,705 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,254,705 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.8% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP NO. G36738105	13D	Page 4 of 59

1.	NAMES OF REPORTING PERSONS Sumaya Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Lebanon
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 2,731,666 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 2,731,666 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,731,666 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.7% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP NO. G36738105	13D	Page 5 of 59

1.	NAMES OF REPORTING PERSONS Oussama Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 2,661,223 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 2,661,223 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,661,223 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.5% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP NO. G36738105	13D	Page 6 of 59

1.	NAMES OF REPORTING PERSONS Maher Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Lebanon
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 2,286,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 2,286,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,286,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.7% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP NO. G36738105	13D	Page 7 of 59

1.	NAMES OF REPORTING PERSONS Wafa Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Lebanon
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 311,401 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 311,401 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 311,401 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.6% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP NO. G36738105	13D	Page 8 of 59

1.	NAMES OF REPORTING PERSONS Fatima Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 257,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 257,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 257,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP NO. G36738105	13D	Page 9 of 59

1.	NAMES OF REPORTING PERSONS Hanan Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Lebanon
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 226,830 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 226,830 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 226,830 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP NO. G36738105	13D	Page 10 of 59

1.	NAMES OF REPORTING PERSONS Maha Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United Arab Emirates
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 197,134 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 197,134 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 197,134 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP NO. G36738105	13D	Page 11 of 59

1.	NAMES OF REPORTING PERSONS Nariman Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Lebanon
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 195,652 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 195,652 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 195,652 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP NO. G36738105	13D	Page 12 of 59

1.	NAMES OF REPORTING PERSONS LFK Investments Ltd.(2)
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 20,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 20,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

(2)	LFK Investments Ltd. is the trustee of the LFK Trust and in such capacity is deemed to hold voting and dispositive power over these Ordinary Shares.

CUSIP NO. G36738105	13D	Page 13 of 59

1.	NAMES OF REPORTING PERSONS Mahira Nabulsi Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0(3) (See Item 5)
	8.	SHARED VOTING POWER 20,000(3) (See Item 5)
	9.	SOLE DISPOSITIVE POWER 20,000(3) (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0(3) (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,000(3) (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

(3)

Amounts exclude 5,323,010 Ordinary Shares over which Mohammad Abu-Ghazaleh, this Reporting Person’s spouse, has sole voting power and sole dispositive power and 12,511,044 Ordinary Shares over which Mr. Abu-Ghazaleh has shared voting power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

CUSIP NO. G36738105	13D	Page 14 of 59

1.	NAMES OF REPORTING PERSONS Ahmad Mohammad Ahmad Abu Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0(4) (See Item 5)
	8.	SHARED VOTING POWER 16,687(4) (See Item 5)
	9.	SOLE DISPOSITIVE POWER 16,687(4) (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0(4) (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,687 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

(4)

Amounts exclude (i) 10,000 Ordinary Shares over which Aya Ahmad Abu-Ghazaleh, this Reporting Person’s daughter, has shared voting power and sole dispositive power, (ii) 10,000 Ordinary Shares over which Mohamad Ahmad Abu-Ghazaleh, this Reporting Person’s son, has shared voting power and sole dispositive power, (iii) 10,000 Ordinary Shares over which Saif Ahmad Abu-Ghazaleh, this Reporting Person’s son, has shared voting power and sole dispositive power, and (iv) 10,000 Ordinary Shares over which Tara Ahmad Abu-Ghazaleh, this Reporting Person’s daughter, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of these Ordinary Shares except to the extent of his pecuniary interest therein.

CUSIP NO. G36738105	13D	Page 15 of 59

1.	NAMES OF REPORTING PERSONS Basma Amir Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United Arab Emirates
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP NO. G36738105	13D	Page 16 of 59

1.	NAMES OF REPORTING PERSONS Mohamed Amir Ahmed Abughazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United Arab Emirates
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0(5) (See Item 5)
	8.	SHARED VOTING POWER 15,000(5) (See Item 5)
	9.	SOLE DISPOSITIVE POWER 15,000(5) (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0(5) (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

(5)

Amounts exclude 10,000 Ordinary Shares over which Amir Mohamed Amir Abughazaleh, this Reporting Person’s son, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of these Ordinary Shares except to the extent of his pecuniary interest therein.

CUSIP NO. G36738105	13D	Page 17 of 59

1.	NAMES OF REPORTING PERSONS Rasha Mohamad Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0(6) (See Item 5)
	8.	SHARED VOTING POWER 15,000(6) (See Item 5)
	9.	SOLE DISPOSITIVE POWER 15,000(6) (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0(6) (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

(6)

Amounts exclude 10,000 Ordinary Shares over which Layla Ali Farouki, this Reporting Person’s daughter, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of these Ordinary Shares except to the extent of his pecuniary interest therein.

CUSIP NO. G36738105	13D	Page 18 of 59

1.	NAMES OF REPORTING PERSONS Sima Maher Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP NO. G36738105	13D	Page 19 of 59

1.	NAMES OF REPORTING PERSONS Sumaya Mohamad Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0(7) (See Item 5)
	8.	SHARED VOTING POWER 15,000(7) (See Item 5)
	9.	SOLE DISPOSITIVE POWER 15,000(7) (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0(7) (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

(7)

Amounts exclude 10,000 Ordinary Shares over which Laith Jad Moh’d Hadi Asfour, this Reporting Person’s son, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of these Ordinary Shares except to the extent of his pecuniary interest therein.

CUSIP NO. G36738105	13D	Page 20 of 59

1.	NAMES OF REPORTING PERSONS Farah Sheik Alsagha
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Syria
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP NO. G36738105	13D	Page 21 of 59

1.	NAMES OF REPORTING PERSONS Ghada Abdullah Hasan Yabroudi
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Lebanon
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 15,000 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 15,000 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP NO. G36738105	13D	Page 22 of 59

1.	NAMES OF REPORTING PERSONS Rabie Glilah
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Belgium
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 13,500 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 13,500 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,500 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP NO. G36738105	13D	Page 23 of 59

1.	NAMES OF REPORTING PERSONS Mazen Abou Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United Arab Emirates
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 12,500 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 12,500 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,500 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP NO. G36738105	13D	Page 24 of 59

1.	NAMES OF REPORTING PERSONS Omar Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0(8) (See Item 5)
	8.	SHARED VOTING POWER 11,600(8) (See Item 5)
	9.	SOLE DISPOSITIVE POWER 11,600(8) (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0(8) (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,600 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

(8)

Amounts exclude 10,000 Ordinary Shares over which Kareem Zaki Abughazaleh, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

CUSIP NO. G36738105	13D	Page 25 of 59

1.	NAMES OF REPORTING PERSONS Yasmina Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0(9) (See Item 5)
	8.	SHARED VOTING POWER 11,600(9) (See Item 5)
	9.	SOLE DISPOSITIVE POWER 11,600(9) (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0(9) (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,600 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

(9)

Amounts exclude 10,000 Ordinary Shares over which Kareem Zaki Abughazaleh, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

CUSIP NO. G36738105	13D	Page 26 of 59

1.	NAMES OF REPORTING PERSONS Abdulaziz Shikh Al Sagha
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Syria
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 10,500 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 10,500 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,500 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP NO. G36738105	13D	Page 27 of 59

1.	NAMES OF REPORTING PERSONS Amir Mohamed Amir Abughazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0(10) (See Item 5)
	8.	SHARED VOTING POWER 10,000(10) (See Item 5)
	9.	SOLE DISPOSITIVE POWER 10,000(10) (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0(10) (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

(10)

Amounts exclude 15,000 Ordinary Shares over which Mohamed Amir Ahmed Abughazaleh, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

CUSIP NO. G36738105	13D	Page 28 of 59

1.	NAMES OF REPORTING PERSONS Aya Ahmad Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0(11) (See Item 5)
	8.	SHARED VOTING POWER 10,000(11) (See Item 5)
	9.	SOLE DISPOSITIVE POWER 10,000(11) (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0(11) (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

(11)

Amounts exclude 16,687 Ordinary Shares over which Ahmad Mohammad Ahmad Abu Ghazaleh, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

CUSIP NO. G36738105	13D	Page 29 of 59

1.	NAMES OF REPORTING PERSONS Laith Jad Moh’d Hadi Asfour
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0(12) (See Item 5)
	8.	SHARED VOTING POWER 10,000(12) (See Item 5)
	9.	SOLE DISPOSITIVE POWER 10,000(12) (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0(12) (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

(12)

Amounts exclude 15,0007 Ordinary Shares over which Sumaya Mohamad Abu-Ghazaleh, this Reporting Person’s mother, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

CUSIP NO. G36738105	13D	Page 30 of 59

1.	NAMES OF REPORTING PERSONS Mohamad Ahmad Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0(13) (See Item 5)
	8.	SHARED VOTING POWER 10,000(13) (See Item 5)
	9.	SOLE DISPOSITIVE POWER 10,000(13) (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0(13) (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

(13)

Amounts exclude 16,687 Ordinary Shares over which Ahmad Mohammad Ahmad Abu Ghazaleh, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

CUSIP NO. G36738105	13D	Page 31 of 59

1.	NAMES OF REPORTING PERSONS Saif Ahmad Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0(14) (See Item 5)
	8.	SHARED VOTING POWER 10,000(14) (See Item 5)
	9.	SOLE DISPOSITIVE POWER 10,000(14) (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0(14) (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

(14)

Amounts exclude 16,687 Ordinary Shares over which Ahmad Mohammad Ahmad Abu Ghazaleh, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

CUSIP NO. G36738105	13D	Page 32 of 59

1.	NAMES OF REPORTING PERSONS Tara Ahmad Abu-Ghazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0(15) (See Item 5)
	8.	SHARED VOTING POWER 10,000(15) (See Item 5)
	9.	SOLE DISPOSITIVE POWER 10,000(15) (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0(15) (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

(15)

Amounts exclude 16,687 Ordinary Shares over which Ahmad Mohammad Ahmad Abu Ghazaleh, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

CUSIP NO. G36738105	13D	Page 33 of 59

1.	NAMES OF REPORTING PERSONS Layla Ali Farouki
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Jordan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0(16) (See Item 5)
	8.	SHARED VOTING POWER 10,000(16) (See Item 5)
	9.	SOLE DISPOSITIVE POWER 10,000(16) (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0(16) (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

(16)

Amounts exclude 15,000 Ordinary Shares over which Rasha Mohamad Abu-Ghazaleh, this Reporting Person’s mother, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

CUSIP NO. G36738105	13D	Page 34 of 59

1.	NAMES OF REPORTING PERSONS Layan Abou-Ghazaleh Razian
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0(17) (See Item 5)
	8.	SHARED VOTING POWER 10,000(17) (See Item 5)
	9.	SOLE DISPOSITIVE POWER 10,000(17) (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0(17) (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

(17)

Amounts exclude 7,981 Ordinary Shares over which Hani Maher Abou-Ghazaleh Al-Jaouhari, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

CUSIP NO. G36738105	13D	Page 35 of 59

1.	NAMES OF REPORTING PERSONS Kareem Zaki Abughazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0(18) (See Item 5)
	8.	SHARED VOTING POWER 10,000(18) (See Item 5)
	9.	SOLE DISPOSITIVE POWER 10,000(18) (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0(18) (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

(18)

Amounts exclude (i) 11,600 Ordinary Shares over which Omar Abu-Ghazaleh, this Reporting Person’s son, has shared voting power and sole dispositive power, and (ii) 11,600 Ordinary Shares over which Yasmina Abu-Ghazaleh, this Reporting Person’s daughter, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of these Ordinary Shares except to the extent of his pecuniary interest therein.

CUSIP NO. G36738105	13D	Page 36 of 59

1.	NAMES OF REPORTING PERSONS Hani Maher Abou-Ghazaleh Al-Jaouhari
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0(19) (See Item 5)
	8.	SHARED VOTING POWER 7,981(19) (See Item 5)
	9.	SOLE DISPOSITIVE POWER 7,981(19) (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0(19) (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,981(4) (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

(19)

Amounts of Ordinary Shares over which this Reporting Person has shared voting power and sole dispositive power represent 7,981 Ordinary Shares held by Royal Executive Services S.P.A., a Chilean corporation, which is controlled by this Reporting Person, its sole shareholder. This Reporting Person expressly disclaims beneficial ownership of these Ordinary Shares except to the extent of his pecuniary interest therein. Amounts exclude 10,000 Ordinary Shares over which Layan Abou-Ghazaleh, this Reporting Person’s son, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of these Ordinary Shares except to the extent of his pecuniary interest therein.

CUSIP NO. G36738105	13D	Page 37 of 59

1.	NAMES OF REPORTING PERSONS Royal Executive Services S.P.A.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 7,981 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 7,981 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,981 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP NO. G36738105	13D	Page 38 of 59

1.	NAMES OF REPORTING PERSONS Oussama Glilah
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Belgium
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 5,991 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 5,991 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,991 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP NO. G36738105	13D	Page 39 of 59

1.	NAMES OF REPORTING PERSONS Tarek Maher Abughazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 1,334 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 1,334 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,334 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP NO. G36738105	13D	Page 40 of 59

1.	NAMES OF REPORTING PERSONS Doha Challah Abughazaleh
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0 (See Item 5)
	8.	SHARED VOTING POWER 450 (See Item 5)
	9.	SOLE DISPOSITIVE POWER 450 (See Item 5)
	10.	SHARED DISPOSITIVE POWER 0 (See Item 5)
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 450 (See Item 5)
12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1% (See Item 5)
14.	TYPE OF REPORTING PERSON IN

CUSIP NO. G36738105	13D	Page 41 of 59

This Amendment No. 13 (“Amendment No. 12”) to Schedule 13D amends and supplements the statement on Schedule 13D originally filed on September 17, 1998, as amended by Amendment No. 1 thereto filed on January 28, 1999, Amendment No. 2 thereto filed on July 30, 2003, Amendment No. 3 thereto filed on November 13, 2007, Amendment No. 4 thereto filed on February 24, 2009, Amendment No. 5 thereto filed on June 15, 2009, Amendment No. 6 thereto filed on January 26, 2010, Amendment No. 7 thereto filed on July 7, 2010, Amendment No. 8 thereto filed on March 17, 2011, Amendment No. 9 thereto filed on February 3, 2015, Amendment No. 10 thereto filed on February 17, 2016, Amendment No. 11 thereto filed on February 8, 2017 and Amendment No. 12 thereto filed on February 9, 2018 (as so amended, the “Schedule 13D”), with respect to the Ordinary Shares, $0.01 par value per share (the “Ordinary Shares”), of Fresh Del Monte Produce Inc., a Cayman Islands exempted company (the “Company”). This Amendment No. 13 amends Items 2 through 6 in order to update information therein, including to update Item 5 to reflect the current beneficial ownership and the percentage of the class of Ordinary Shares beneficially owned by the Reporting Persons, as adjusted from the information previously set forth in the Schedule 13D to reflect acquisitions and dispositions and the number of outstanding Ordinary Shares as of the date set forth on the cover of this Amendment No. 13. Except as otherwise set forth herein, this Amendment No. 13 does not modify any of the information previously reported by the Reporting Persons in the Schedule 13D or reflect any change in information from the date set forth on the cover of this Amendment No. 13 through the date set forth on the signature pages of this Amendment No. 13. Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13D.

Item 2. Identity and Background.

The response set forth in Item 2 of the Schedule 13D is hereby amended by deleting the previous response in its entirety and replacing it with the following:

This Amendment No. 13 is hereby filed by the Reporting Persons.

(a) Names of the Reporting Persons.

(1) Mohammad Abu-Ghazaleh

(2) Amir Abu-Ghazaleh

(3) Sumaya Abu-Ghazaleh

(4) Oussama Abu-Ghazaleh

(5) Maher Abu-Ghazaleh

(6) Wafa Abu-Ghazaleh

(7) Fatima Abu-Ghazaleh

(8) Hanan Abu-Ghazaleh

(9) Maha Abu-Ghazaleh

(10) Nariman Abu Ghazaleh

CUSIP NO. G36738105	13D	Page 42 of 59

(11) LFK Investments Ltd.

(12) Mahira Nabulsi Abu-Ghazaleh

(13) Ahmad Mohammad Ahmad Abu Ghazaleh

(14) Basma Amir Abu-Ghazaleh

(15) Mohamed Amir Ahmed Abughazaleh

(16) Rasha Mohamad Abu-Ghazaleh

(17) Sima Maher Abu-Ghazaleh

(18) Sumaya Mohamad Abu-Ghazaleh

(19) Farah Sheik Alsagha

(20) Ghada Abdullah Hasan Yabroudi

(21) Rabie Glilah

(22) Mazen Abou Ghazaleh

(23) Omar Abu-Ghazaleh

(24) Yasmina Abu-Ghazaleh

(25) Abdulaziz Shikh Al Sagha

(26) Amir Mohamed Amir Abughazaleh

(27) Aya Ahmad Abu-Ghazaleh

(28) Laith Jad Moh’d Hadi Asfour

(29) Mohamad Ahmad Abu-Ghazaleh

(30) Saif Ahmad Abu-Ghazaleh

(31) Tara Ahmad Abu-Ghazaleh

(32) Layla Ali Farouki

(33) Layan Abou-Ghazaleh Razian

(34) Kareem Zaki Abughazaleh

(35) Hani Maher Abou-Ghazaleh Al-Jaouhari

CUSIP NO. G36738105	13D	Page 43 of 59

(36) Royal Executive Services S.P.A., a Chilean corporation

(37) Oussama Glilah

(38) Tarek Maher Abughazaleh

(39) Doha Challah Abughazaleh

The Schedule 13D previously included certain additional individuals as Reporting Persons who no longer beneficially own any Ordinary Shares and are no longer Reporting Persons for purposes of this Schedule 13D.

(b) Residence or business address of the Reporting Persons.

(1) The business address of each of Mohammad Abu-Ghazaleh, Oussama Abu-Ghazaleh and Mahira Nabulsi Abu-Ghazaleh is c/o Del Monte Fresh Produce (Chile) S.A., Avenida Santa Maria 6330, Vitacura, Santiago, Chile.

(2) The business address of each of Amir Abu-Ghazaleh, Sumaya Abu-Ghazaleh, Maher Abu-Ghazaleh, Wafa Abu-Ghazaleh, Fatima Abu-Ghazaleh, Hanan Abu-Ghazaleh, Maha Abu-Ghazaleh, Nariman Abu-Ghazaleh, Ahmad Mohammad Ahmad Abu Ghazaleh, Basma Amir Abu-Ghazaleh, Mohamed Amir Ahmed Abughazaleh, Rasha Mohamad Abu-Ghazaleh, Sima Maher Abu-Ghazaleh, Sumaya Mohamad Abu-Ghazaleh, Farah Sheik Alsagha, Ghada Abdullah Hasan Yabroudi, Rabie Glilah, Mazen Abou Ghazaleh, Omar Abu-Ghazaleh, Yasmina Abu-Ghazaleh, Abdulaziz Shikh Al Sagha, Amir Mohamed Amir Abughazaleh, Aya Ahmad Abu-Ghazaleh, Laith Jad Moh’d Hadi Asfour, Mohamad Ahmad Abu-Ghazaleh, Saif Ahmad Abu-Ghazaleh, Tara Ahmad Abu-Ghazaleh, Layla Ali Farouki, Kareem Zaki Abughazaleh, Oussama Glilah, Tarek Maher Abughazaleh and Doha Challah Abughazaleh is c/o Ahmed Abu-Ghazaleh & Sons Co. Ltd., No. 18, Hamariya Fruit & Vegetable Market, Dubai, United Arab Emirates.

(3) The business address of each of Royal Executive Services S.P.A., Hani Maher Abou-Ghazaleh Al-Jaouhari and Layan Abou-Ghazaleh Razian is Av. Las Condes 7700, Office B-506 - Las Condes, Santiago, Chile.

(4) The business address of LFK Investments Ltd. is c/o Julius Baer (Middle East) Ltd., Dubai International Financial Centre, Gate Village, Building 5, 8th Floor, P.O. Box 504925, Dubai, United Arab Emirates.

(c) Present principal occupation or employment.

(1) Mohammad Abu-Ghazaleh’s present principal occupation is Chairman of the Board, Director and Chief Executive Officer of the Company. The Company’s global business is primarily the worldwide sourcing, transportation and marketing of fresh and fresh-cut produce. The Company’s principal executive office is located at c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands, and its U.S. executive office is located at c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida, 33134. Mohammad Abu-Ghazaleh is also a Director of the Company.

CUSIP NO. G36738105	13D	Page 44 of 59

(2) Amir Abu-Ghazaleh’s present principal occupation is General Manager of Ahmed Abu-Ghazaleh & Sons Co. Ltd. The principal business of Ahmed Abu-Ghazaleh & Sons Co. Ltd. is the distribution and marketing of fresh produce. The address of Ahmed Abu-Ghazaleh & Sons Co. Ltd. is No. 18, Hamariya Fruit & Vegetable Market, Dubai, United Arab Emirates. Amir Abu-Ghazaleh is also a Director of the Company.

(3) Sumaya Abu-Ghazaleh is retired.

(4) Oussama Abu-Ghazaleh’s present principal occupation is as an individual investor.

(5) Maher Abu-Ghazaleh’s present principal occupation is Managing Director of Suma International General Trading and Contracting Company, whose principal business is cold storage and whose address is P.O. Box 215 Safat, 13003 Kuwait.

(6) Each of Wafa Abu-Ghazaleh, Fatima Abu-Ghazaleh, Hanan Abu-Ghazaleh, Maha Abu-Ghazaleh, Nariman Abu-Ghazaleh, Mahira Nabulsi Abu-Ghazaleh, Basma Amir Abu-Ghazaleh, Rasha Mohamad Abu-Ghazaleh, Sumaya Mohamad Abu-Ghazaleh, Farah Sheik Alsagha, Ghada Abdullah Hasan Yabroudi, Rabie Glilah, Mazen Abou Ghazaleh, Omar Abu-Ghazaleh, Yasmina Abu-Ghazaleh, Amir Mohamed Amir Abughazaleh, Aya Ahmad Abu-Ghazaleh, Laith Jad Moh’d Hadi Asfour, Mohamad Ahmad Abu-Ghazaleh, Saif Ahmad Abu-Ghazaleh, Tara Ahmad Abu-Ghazaleh, Layla Ali Farouki, Layan Abou-Ghazaleh Razian, Oussama Glilah and Doha Challah Abughazaleh currently is not employed outside the home.

(7) Ahmad Mohammad Ahmad Abu Ghazaleh’s present principal occupation is Chief Executive Officer of Arab Wings, a provider of private jet charter and aircraft management services. The address of Arab Wings is P.O. Box 15031 Amman 11134 Jordan. Ahmad Mohammad Ahmad Abu Ghazaleh is also a Director of the Company.

(8) Hani Maher Abou-Ghazaleh Al-Jaouhari’s present principal occupation is Chief Executive Officer of Royal Executive Services S.P.A. Royal Executive Services S.P.A. is a Chilean corporation and a provider of real estate investments. The address of Royal Executive Services S.P.A. is Av. Las Condes 7700, Office B-506 - Las Condes, Santiago, Chile. Royal Executive Services S.P.A. is controlled by Hani Maher Abou-Ghazaleh Al-Jaouhari.

(9) Mohamed Amir Ahmed Abughazaleh’s present principal occupation is Managing Director of Univest LLC, a real estate consulting firm. The address of Univest LLC is P.O. Box: 1767, Dubai, United Arab Emirates.

(10) Sima Maher Abu-Ghazaleh’s present principal occupation is Assistant Teacher.

(11) Abdulaziz Shikh Al Sagha’s present principal occupation is Managing Partner at Oryx Ventures Limited, a venture capital firm that focuses on identifying and investing in technology companies. The address of Oryx Ventures Limited is Single Business Tower Office 701, Sheikh Zayed Road, Dubai, United Arab Emirates.

(12) Tarek Maher Abughazaleh’s present principal occupation is Project Manager at Clemenceau Medical Center. The address of Clemenceau Medical Center is Clemenceau Street, P.O. Box 11-2555, Beirut, Lebanon.

CUSIP NO. G36738105	13D	Page 45 of 59

(13) Kareem Zaki Abughazaleh’s present principal occupation is General Manager of District Investment & Development, a real estate development firm in the United Arab Emirates.

(d) None of the Reporting Persons, during the last five years, has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors).

(e) None of the Reporting Persons, during the last five years, was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) Citizenship.

(1) Each of Mohammad Abu-Ghazaleh, Amir Abu-Ghazaleh, Fatima Abu-Ghazaleh, Mahira Nabulsi Abu-Ghazaleh, Ahmad Mohammad Ahmad Abu Ghazaleh, Rasha Mohamad Abu-Ghazaleh, Sumaya Mohamad Abu-Ghazaleh, Amir Mohamed Amir Abughazaleh, Aya Ahmad Abu-Ghazaleh, Laith Jad Moh’d Hadi Asfour, Mohamad Ahmad Abu-Ghazaleh, Saif Ahmad Abu-Ghazaleh, Tara Ahmad Abu-Ghazaleh and Layla Ali Farouki is a citizen of Jordan.

(2) Each of Oussama Abu-Ghazaleh and Hani Maher Abou-Ghazaleh Al-Jaouhari is a citizen of Chile.

(3) Each of Sumaya Abu-Ghazaleh, Maher Abu-Ghazaleh, Wafa Abu-Ghazaleh, Hanan Abu-Ghazaleh, Nariman Abu-Ghazaleh and Ghada Abdullah Hasan Abdullah Yabroudi is a citizen of Lebanon.

(4) Kareem Zaki Abughazaleh is a citizen of the United Kingdom.

(5) Each of Maha Abu-Ghazaleh, Basma Amir Abu-Ghazaleh, Mohamed Amir Ahmed Abughazaleh and Mazen Abou Ghazaleh is a citizen of the United Arab Emirates.

(6) Each of Sima Maher Abu-Ghazaleh, Omar Abu-Ghazaleh, Yasmina Abu-Ghazaleh, Layan Abou-Ghazaleh Razian and Tarek Maher Abughazaleh is a citizen of the United States.

(7) Each of Farah Sheik Alsagha and Abdulaziz Shikh Al Sagha is a citizen of Syria.

(8) Each of Rabie Glilah and Oussama Glilah is a citizen of Belgium.

(9) Doha Challah Abughazaleh is a citizen of Canada.

Item 3. Source and Amount of Funds or Other Consideration.

The response set forth in Item 3 of the Schedule 13D is hereby amended by adding to the end of Item 3 the following:

On February 23, 2018, Mohammad Abu-Ghazaleh transferred 20,000 Ordinary Shares to the LFK Trust, of which LFK Investments Ltd. serves as trustee.

Ordinary shares acquired by Mohammad Abu-Ghazaleh, Amir Abu-Ghazaleh and Ahmad Mohammad Ahmad Abu Ghazaleh were acquired pursuant to awards made under equity compensation plans of Fresh Del Monte Produce Inc.

CUSIP NO. G36738105	13D	Page 46 of 59

Item 4. Purpose of Transaction.

The response set forth in Item 4 of the Schedule 13D is hereby amended by adding to the end of Item 4 the following:

On February 24, 2018, LFK Investments Ltd. entered into a Joinder to Amended and Restated Voting Agreement in the form previously filed as Exhibit 18 to this Schedule 13D, resulting in the joinder of LFK Investments Ltd. as a party to the Voting Agreement (as defined in Item 6 below).

All Ordinary Shares acquired by Reporting Persons since the date of Amendment No. 12 were acquired by gift, as part of a transfer for no consideration or as compensation for continued service as an officer and/or director of Fresh Del Monte Produce Inc. It is expected that Mohammad Abu-Ghazaleh, Amir Abu-Ghazaleh and Ahmad Mohammad Ahmad Abu Ghazaleh will acquire Ordinary Shares though awards under Fresh Del Monte Produce Inc.’s equity compensation plans in consideration of their continued service as an officer and/or director, consistent with past practice.

Item 5. Interest in Securities of the Issuer.

The response set forth in Item 5 of the Schedule 13D is hereby amended by deleting the previous response in its entirety and replacing it with the following:

(a) The following table sets forth, as of the date set forth on the cover of this Amendment No. 13 the aggregate number and percentage of Ordinary Shares beneficially owned by each Reporting Person. Each Reporting Person other than Mohammad Abu-Ghazaleh disclaims beneficial ownership of the Ordinary Shares held by each other Reporting Person except to the extent of such Reporting Person’s pecuniary interest therein. To the best knowledge of the Reporting Persons, and except as described herein, none of Reporting Persons own or beneficially own any additional Ordinary Shares.

	Ordinary Shares Beneficially Owned
Reporting Person	Outstanding Ordinary Shares	Ordinary Shares Underlying Currently Outstanding Restricted Share Units and Related Dividend Equivalent Units	Ordinary Shares Underlying Currently Outstanding Stock Options	Aggregate Ordinary Shares Beneficially Owned	Percentage of Class Beneficially Owned(1)
Mohammad Abu-Ghazaleh(2)	17,675,164	—	96,600	17,771,764	36.8%
Amir Abu-Ghazaleh	3,254,705	—	—	3,254,705	6.8%
Sumaya Abu-Ghazaleh	2,731,666	—	—	2,731,666	5.7%
Oussama Abu-Ghazaleh	2,661,223	—	—	2,661,223	5.5%
Maher Abu-Ghazaleh	2,286,000	—	—	2,286,000	4.7%
Wafa Abu-Ghazaleh	311,401	—	—	311,401	0.6%
Fatima Abu-Ghazaleh	257,000	—	—	257,000	0.5%
Hanan Abu-Ghazaleh	226,830	—	—	226,830	0.5%
Maha Abu-Ghazaleh	197,134	—	—	197,134	0.4%
Nariman Abu-Ghazaleh	195,652	—	—	195,652	0.4%
LFK Investments Ltd.(3)	20,000	—	—	20,000	*

CUSIP NO. G36738105	13D	Page 47 of 59

	Ordinary Shares Beneficially Owned
Reporting Person	Outstanding Ordinary Shares	Ordinary Shares Underlying Currently Outstanding Restricted Share Units and Related Dividend Equivalent Units	Ordinary Shares Underlying Currently Outstanding Stock Options	Aggregate Ordinary Shares Beneficially Owned	Percentage of Class Beneficially Owned(1)
Mahira Nabulsi Abu-Ghazaleh(4)	20,000	—	—	20,000	*
Ahmad Mohammad Ahmad Abu Ghazaleh(5)	16,687	—	—	16,687	*
Basma Amir Abu-Ghazaleh	15,000	—	—	15,000	*
Mohamed Amir Ahmed Abughazaleh(6)	15,000	—	—	15,000	*
Rasha Mohamad Abu-Ghazaleh(7)	15,000	—	—	15,000	*
Sima Maher Abu-Ghazaleh	15,000	—	—	15,000	*
Sumaya Mohamad Abu-Ghazaleh(8)	15,000	—	—	15,000	*
Farah Sheik Alsagha	15,000	—	—	15,000	*
Ghada Abdullah Hasan Yabroudi	15,000	—	—	15,000	*
Rabie Glilah	13,500	—	—	13,500	*
Mazen Abou Ghazaleh	12,500	—	—	12,500	*
Omar Abu-Ghazaleh(9)	11,600	—	—	11,600	*
Yasmina Abu-Ghazaleh(10)	11,600	—	—	11,600	*
Abdulaziz Shikh Al Sagha	10,500	—	—	10,500	*
Amir Mohamed Amir Abughazaleh(11)	10,000	—	—	10,000	*
Aya Ahmad Abu-Ghazaleh(12)	10,000	—	—	10,000	*
Laith Jad Moh’d Hadi Asfour(13)	10,000	—	—	10,000	*
Mohamad Ahmad Abu-Ghazaleh(14)	10,000	—	—	10,000	*
Saif Ahmad Abu-Ghazaleh(15)	10,000	—	—	10,000	*
Tara Ahmad Abu-Ghazaleh(16)	10,000	—	—	10,000	*
Layla Ali Farouki(17)	10,000	—	—	10,000	*
Layan Abou-Ghazaleh Razian(18)	10,000	—	—	10,000	*
Kareem Zaki Abughazaleh(19)	10,000	—	—	10,000	*
Hani Maher Abou-Ghazaleh Al-Jaouhari(20)	7,981	—	—	7,981	*
Royal Executive Services S.P.A.(20)	7,981	—	—	7,981	*
Oussama Glilah	5,991	—	—	5,991	*
Tarek Maher Abughazaleh	1,334	—	—	1,334	*
Doha Challah Abughazaleh	450	—	—	450	*

*	Less than 0.1%.

(1)    Based on 48,153,607 Ordinary Shares outstanding as of November 7, 2018.

(2)    Amounts exclude 20,000 Ordinary Shares over which Mahira Nabulsi Abu-Ghazaleh, this Reporting Person’s spouse, has shared voting power and sole dispositive power. The amount of Ordinary Shares over which this Reporting Person has shared voting power includes such 20,000 Ordinary Shares.

(3)    LFK Investments Ltd. is the trustee of the LFK Trust and in such capacity is deemed to hold voting and dispositive power over these Ordinary Shares.

(4)    Amounts exclude 5,323,010 Ordinary Shares over which Mohammad Abu-Ghazaleh, this Reporting Person’s spouse, has sole voting power and sole dispositive power and 12,511,044 Ordinary Shares over which Mr. Abu-Ghazaleh has shared voting power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

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(5)    Amounts exclude (i) 10,000 Ordinary Shares over which Aya Ahmad Abu-Ghazaleh, this Reporting Person’s daughter, has shared voting power and sole dispositive power, (ii) 10,000 Ordinary Shares over which Mohamad Ahmad Abu-Ghazaleh, this Reporting Person’s son, has shared voting power and sole dispositive power, (iii) 10,000 Ordinary Shares over which Saif Ahmad Abu-Ghazaleh, this Reporting Person’s son, has shared voting power and sole dispositive power, and (iv) 10,000 Ordinary Shares over which Tara Ahmad Abu-Ghazaleh, this Reporting Person’s daughter, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of these Ordinary Shares except to the extent of his pecuniary interest therein.

(6)    Amounts exclude 10,000 Ordinary Shares over which Amir Mohamed Amir Abughazaleh, this Reporting Person’s son, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of these Ordinary Shares except to the extent of his pecuniary interest therein.

(7)    Amounts exclude 10,000 Ordinary Shares over which Layla Ali Farouki, this Reporting Person’s daughter, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of these Ordinary Shares except to the extent of his pecuniary interest therein.

(8)    Amounts exclude 10,000 Ordinary Shares over which Laith Jad Moh’d Hadi Asfour, this Reporting Person’s son, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of these Ordinary Shares except to the extent of his pecuniary interest therein.

(9)    Amounts exclude 10,000 Ordinary Shares over which Kareem Zaki Abughazaleh, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

(10)    Amounts exclude 10,000 Ordinary Shares over which Kareem Zaki Abughazaleh, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

(11)    Amounts exclude 15,000 Ordinary Shares over which Mohamed Amir Ahmed Abughazaleh, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

(12)    Amounts exclude 16,687 Ordinary Shares over which Ahmad Mohammad Ahmad Abu Ghazaleh, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

(13)    Amounts exclude 15,0007 Ordinary Shares over which Sumaya Mohamad Abu-Ghazaleh, this Reporting Person’s mother, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

(14)    Amounts exclude 16,687 Ordinary Shares over which Ahmad Mohammad Ahmad Abu Ghazaleh, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

(15)    Amounts exclude 16,687 Ordinary Shares over which Ahmad Mohammad Ahmad Abu Ghazaleh, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

(16)    Amounts exclude 16,687 Ordinary Shares over which Ahmad Mohammad Ahmad Abu Ghazaleh, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

(17)    Amounts exclude 15,000 Ordinary Shares over which Rasha Mohamad Abu-Ghazaleh, this Reporting Person’s mother, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

(18)    Amounts exclude 7,981 Ordinary Shares over which Hani Maher Abou-Ghazaleh Al-Jaouhari, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

(19)    Amounts exclude (i) 11,600 Ordinary Shares over which Omar Abu-Ghazaleh, this Reporting Person’s son, has shared voting power and sole dispositive power, and (ii) 11,600 Ordinary Shares over which Yasmina Abu-Ghazaleh, this Reporting Person’s daughter, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of these Ordinary Shares except to the extent of his pecuniary interest therein.

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(20)    Amounts of Ordinary Shares over which this Reporting Person has shared voting power and sole dispositive power represent 7,981 Ordinary Shares held by Royal Executive Services S.P.A., a Chilean corporation, which is controlled by this Reporting Person, its sole shareholder. This Reporting Person expressly disclaims beneficial ownership of these Ordinary Shares except to the extent of his pecuniary interest therein. Amounts exclude 10,000 Ordinary Shares over which Layan Abou-Ghazaleh, Hani Maher Abou-Ghazaleh Al-Jaouhari’s son, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of these Ordinary Shares except to the extent of his pecuniary interest therein.

(b) The following table sets forth, as of the date set forth on the cover of this Amendment No. 13, the number of Ordinary Shares beneficially owned by each Reporting Person over which such person has sole voting power, shared voting power, sole dispositive power or shared dispositive power. Each Reporting Person other than Mohammad Abu-Ghazaleh disclaims beneficial ownership of the Ordinary Shares held by each other Reporting Person except to the extent of such Reporting Person’s pecuniary interest therein. To the best knowledge of the Reporting Persons, and except as described herein, none of Reporting Persons own or beneficially own any additional Ordinary Shares.

	Ordinary Shares Beneficially Owned
Reporting Person	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Mohammad Abu-Ghazaleh(1)	5,323,010	12,460,754	5,323,010	—
Amir Abu-Ghazaleh	—	3,254,705	3,254,705	—
Sumaya Abu-Ghazaleh	—	2,731,666	2,731,666	—
Oussama Abu-Ghazaleh	—	2,661,223	2,661,223	—
Maher Abu-Ghazaleh	—	2,286,000	2,286,000	—
Wafa Abu-Ghazaleh	—	311,401	311,401	—
Fatima Abu-Ghazaleh	—	257,000	257,000	—
Hanan Abu-Ghazaleh	—	238,830	238,830	—
Maha Abu-Ghazaleh	—	197,134	197,134	—
Nariman Abu-Ghazaleh	—	195,652	195,652	—
LFK Investments Ltd.(2)		20,000	20,000
Mahira Nabulsi Abu-Ghazaleh(3)	—	20,000	20,000	—
Ahmad Mohammad Ahmad Abu Ghazaleh(4)	—	16,687	16,687	—
Basma Amir Abu-Ghazaleh	—	15,000	15,000	—
Mohamed Amir Ahmed Abughazaleh(5)	—	15,000	15,000	—
Rasha Mohamad Abu-Ghazaleh(6)	—	15,000	15,000	—
Sima Maher Abu-Ghazaleh	—	15,000	15,000	—
Sumaya Mohamad Abu-Ghazaleh(7)	—	15,000	15,000	—
Farah Sheik Alsagha	—	15,000	15,000	—
Ghada Abdullah Hasan Yabroudi	—	15,000	15,000	—
Rabie Glilah	—	13,500	13,500	—
Mazen Abou Ghazaleh	—	12,500	12,500	—
Omar Abu-Ghazaleh(8)	—	11,600	11,600	—
Yasmina Abu-Ghazaleh(9)	—	11,600	11,600	—
Abdulaziz Shikh Al Sagha	—	10,500	10,500	—
Amir Mohamed Amir Abughazaleh(10)	—	10,000	10,000	—
Aya Ahmad Abu-Ghazaleh(11)	—	10,000	10,000	—
Laith Jad Moh’d Hadi Asfour(12)	—	10,000	10,000	—
Mohamad Ahmad Abu-Ghazaleh(13)	—	10,000	10,000	—
Saif Ahmad Abu-Ghazaleh(14)	—	10,000	10,000	—
Tara Ahmad Abu-Ghazaleh(15)	—	10,000	10,000	—
Layla Ali Farouki(16)	—	10,000	10,000	—
Layan Abou-Ghazaleh Razian(17)	—	10,000	10,000	—

CUSIP NO. G36738105	13D	Page 50 of 59

	Ordinary Shares Beneficially Owned
Reporting Person	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Kareem Zaki Abughazaleh(18)	—	10,000	10,000	—
Hani Maher Abou-Ghazaleh Al-Jaouhari(19)	—	7,981	7,981	—
Royal Executive Services S.P.A.(19)	—	7,981	7,981	—
Oussama Glilah	—	5,991	5,991	—
Tarek Maher Abughazaleh	—	1,334	1,334	—
Doha Challah Abughazaleh	—	450	450	—

(1)

Amounts exclude 20,000 Ordinary Shares over which Mahira Nabulsi Abu-Ghazaleh, this Reporting Person’s spouse, has shared voting power and sole dispositive power. The amount of Ordinary Shares over which this Reporting Person has shared voting power includes such 20,000 Ordinary Shares.

(2)	LFK Investments Ltd. is the trustee of the LFK Trust and in such capacity is deemed to hold voting and dispositive power over these Ordinary Shares.

(3)

Amounts exclude 5,323,010 Ordinary Shares over which Mohammad Abu-Ghazaleh, this Reporting Person’s spouse, has sole voting power and sole dispositive power and 12,511,044 Ordinary Shares over which Mr. Abu-Ghazaleh has shared voting power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

(4)

Amounts exclude (i) 10,000 Ordinary Shares over which Aya Ahmad Abu-Ghazaleh, this Reporting Person’s daughter, has shared voting power and sole dispositive power, (ii) 10,000 Ordinary Shares over which Mohamad Ahmad Abu-Ghazaleh, this Reporting Person’s son, has shared voting power and sole dispositive power, (iii) 10,000 Ordinary Shares over which Saif Ahmad Abu-Ghazaleh, this Reporting Person’s son, has shared voting power and sole dispositive power, and (iv) 10,000 Ordinary Shares over which Tara Ahmad Abu-Ghazaleh, this Reporting Person’s daughter, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of these Ordinary Shares except to the extent of his pecuniary interest therein.

(5)

Amounts exclude 10,000 Ordinary Shares over which Amir Mohamed Amir Abughazaleh, this Reporting Person’s son, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of these Ordinary Shares except to the extent of his pecuniary interest therein.

(6)

Amounts exclude 10,000 Ordinary Shares over which Layla Ali Farouki, this Reporting Person’s daughter, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of these Ordinary Shares except to the extent of his pecuniary interest therein.

(7)

Amounts exclude 10,000 Ordinary Shares over which Laith Jad Moh’d Hadi Asfour, this Reporting Person’s son, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of these Ordinary Shares except to the extent of his pecuniary interest therein.

(8)

Amounts exclude 10,000 Ordinary Shares over which Kareem Zaki Abughazaleh, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

(9)

Amounts exclude 10,000 Ordinary Shares over which Kareem Zaki Abughazaleh, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

(10)

Amounts exclude 15,000 Ordinary Shares over which Mohamed Amir Ahmed Abughazaleh, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

(11)

Amounts exclude 16,687 Ordinary Shares over which Ahmad Mohammad Ahmad Abu Ghazaleh, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

CUSIP NO. G36738105	13D	Page 51 of 59

(12)

Amounts exclude 15,0007 Ordinary Shares over which Sumaya Mohamad Abu-Ghazaleh, this Reporting Person’s mother, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

(13)

Amounts exclude 16,687 Ordinary Shares over which Ahmad Mohammad Ahmad Abu Ghazaleh, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

(14)

Amounts exclude 16,687 Ordinary Shares over which Ahmad Mohammad Ahmad Abu Ghazaleh, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

(15)

Amounts exclude 16,687 Ordinary Shares over which Ahmad Mohammad Ahmad Abu Ghazaleh, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

(16)

Amounts exclude 15,000 Ordinary Shares over which Rasha Mohamad Abu-Ghazaleh, this Reporting Person’s mother, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

(17)

Amounts exclude 7,981 Ordinary Shares over which Hani Maher Abou-Ghazaleh Al-Jaouhari, this Reporting Person’s father, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of such excluded Ordinary Shares except to the extent of her pecuniary interest therein.

(18)

Amounts exclude (i) 11,600 Ordinary Shares over which Omar Abu-Ghazaleh, this Reporting Person’s son, has shared voting power and sole dispositive power, and (ii) 11,600 Ordinary Shares over which Yasmina Abu-Ghazaleh, this Reporting Person’s daughter, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of these Ordinary Shares except to the extent of his pecuniary interest therein.

(20)

Amounts of Ordinary Shares over which this Reporting Person has shared voting power and sole dispositive power represent 7,981 Ordinary Shares held by Royal Executive Services S.P.A., a Chilean corporation, which is controlled by this Reporting Person, its sole shareholder. This Reporting Person expressly disclaims beneficial ownership of these Ordinary Shares except to the extent of his pecuniary interest therein. Amounts exclude 10,000 Ordinary Shares over which Layan Abou-Ghazaleh, Hani Maher Abou-Ghazaleh Al-Jaouhari’s son, has shared voting power and sole dispositive power. This Reporting Person expressly disclaims beneficial ownership of these Ordinary Shares except to the extent of his pecuniary interest therein.

(c) The following table sets forth, as of the date set forth on the signature pages of this Amendment No. 13, information regarding sales of Ordinary Shares by the Reporting Persons in open market transactions during the 60-day period prior to such date.

Date	Name	Number of Ordinary Shares	Price Per Share
September 20, 2018	Royal Executive Services S.P.A.	130	$35.4900
September 24, 2018	Royal Executive Services S.P.A.	150	$34.9565
September 25, 2018	Royal Executive Services S.P.A.	490	$35.1982
September 27, 2018	Royal Executive Services S.P.A.	300	$34.2167
September 27, 2018	Hanan Abu-Ghazaleh	1,500	$34.1135
October 1, 2018	Royal Executive Services S.P.A.	170	$33.5215
October 4, 2018	Royal Executive Services S.P.A.	600	$31.8298
October 5, 2018	Hanan Abu-Ghazaleh	2,100	$32.9790
October 8, 2018	Hanan Abu-Ghazaleh	1,750	$32.5182
October 10, 2018	Hanan Abu-Ghazaleh	2,800	$31.1417
October 10, 2018	Royal Executive Services S.P.A.	650	$31.5315
October 12, 2018	Hanan Abu-Ghazaleh	4,500	$30.0094
October 15, 2018	Hanan Abu-Ghazaleh	900	$30.0467
October 16, 2018	Hanan Abu-Ghazaleh	20,000	$30.6905

CUSIP NO. G36738105	13D	Page 52 of 59

Date	Name	Number of Ordinary Shares	Price Per Share
October 16, 2018	Oussama Abu-Ghazaleh	5,000	$30.6940
October 17, 2018	Oussama Abu-Ghazaleh	5,000	$30.5252
October 18, 2018	Oussama Abu-Ghazaleh	5,000	$30.0779
October 18, 2018	Royal Executive Services S.P.A.	800	$29.8585
October 19, 2018	Oussama Abu-Ghazaleh	5,000	$30.1601
October 22, 2018	Oussama Abu-Ghazaleh	5,000	$30.6585
October 22, 2018	Royal Executive Services S.P.A.	350	$30.8450
October 23, 2018	Oussama Abu-Ghazaleh	5,000	$31.4958
October 29, 2018	Hanan Abu-Ghazaleh	3,100	$32.1076
November 7, 2018	Hanan Abu-Ghazaleh	12,000	$32.5896

To the knowledge of the Reporting Persons, the Reporting Persons have not effected any other transactions in the Ordinary Shares during the 60-day period prior to the date set forth on the signature pages of this Amendment No. 13.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

The response set forth in Item 6 of the Schedule 13D is hereby amended by adding to the end of Item 6 the following:

Amendment No. 13 has been filed, in part, as a result of the entrance by LFK Investments Ltd. into a Joinder to Amended and Restated Voting Agreement in the form previously filed as Exhibit 18 to this Schedule 13D. The Joinder resulted in the joinder as a party to the Voting Agreement of LFK Investments Ltd. All terms of the Voting Agreement remain unchanged.

CUSIP NO. G36738105	13D	Page 53 of 59

Signatures

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 19, 2018

MOHAMMAD ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

AMIR ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

SUMAYA ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

OUSSAMA ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

MAHER ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

WAFA ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

CUSIP NO. G36738105	13D	Page 54 of 59

FATIMA ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

HANAN ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

MAHA ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

NARIMAN ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

LFK INVESTMENTS LTD.

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

MAHIRA NABULSI ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

AHMAD MOHAMMAD AHMAD ABU GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

CUSIP NO. G36738105	13D	Page 55 of 59

BASMA AMIR ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

MOHAMED AMIR AHMED ABUGHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

RASHA MOHAMAD ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

SIMA MAHER ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

SUMAYA MOHAMAD ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

FARAH SHEIK ALSAGHA

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

GHADA ABDULLAH HASAN YABROUDI

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

CUSIP NO. G36738105	13D	Page 56 of 59

RABIE GLILAH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

MAZEN ABOU GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

KAREEM ABU-GHAZALEH, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF OMAR ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

KAREEM ABU-GHAZALEH, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF YASMINA ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

ABDULAZIZ SHIKH AL-SAGHA

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

MOHAMED AMIR AHMED ABUGHAZALEH, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF AMIR MOHAMED AMIR ABUGHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

CUSIP NO. G36738105	13D	Page 57 of 59

AHMAD MOHAMMAD AHMAD ABU GHAZALEH, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF AYA AHMAD ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

SUMAYA MOHAMAD ABU-GHAZALEH, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF LAITH JAD MOH’D HADI ASFOUR

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

AHMAD MOHAMMAD AHMAD ABU GHAZALEH, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF MOHAMAD AHMAD ABU- GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

AHMAD MOHAMMAD AHMAD ABU GHAZALEH, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF SAIF AHMAD ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

AHMAD MOHAMMAD AHMAD ABU GHAZALEH, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF TARA AHMAD ABU-GHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

CUSIP NO. G36738105	13D	Page 58 of 59

RASHA MOHAMAD ABU-GHAZALEH, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF LAYLA ALI FAROUKI

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

HANI MAHER ABOU-GHAZALEH AL-JAOUHARI, FOR AND ON BEHALF AS PARENT/LEGAL GUARDIAN OF LAYAN ABOU-GHAZALEH RAZIAN

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

KAREEM ZAKI ABUGHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

HANI MAHER ABOU-GHAZALEH AL-JAOUHARI

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

ROYAL EXECUTIVE SERVICES S.P.A.

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

OUSSAMA GLILAH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

TAREK MAHER ABUGHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact

CUSIP NO. G36738105	13D	Page 59 of 59

DOHA CHALLAH ABUGHAZALEH

By:	/s/ Richard Contreras
Name:	Richard Contreras
Title:	Attorney-in-Fact